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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            ENTERASYS NETWORKS, INC.

      Enterasys Networks, Inc., a corporation organized and existing under the laws of the State of Delaware (this "Corporation"), hereby certifies as follows:

      The date of the filing of this Corporation's original Certificate of Incorporation with the Secretary of State was December 29, 1988 under the name Gratias Corporation. This Amended and Restated Certificate of Incorporation further amends and restates the Certificate of Incorporation of this Corporation, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, to read as herein set forth in full.

                                   ARTICLE I

      The name of this Corporation is ENTERASYS NETWORKS, INC.

                                   ARTICLE II

      The registered office of this Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

      The purpose of this Corporation is to engage in any lawful act or activity for which Corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

      The total number of shares of stock that this Corporation shall have authority to issue is SIXTY MILLION (60,000,000) shares of Common Stock, $.01 par value per share, and Two Million (2,000,000) shares of Preferred Stock, $1.00 par value per share. Subject to the limitations prescribed by law and the provisions of this certificate of incorporation, the board of directors of the Corporation is authorized to issue the Preferred Stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors in a resolution or resolutions providing for the issue of such Preferred Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference or priority over, or right superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this Corporation and each share of Common Stock shall be entitled to one vote.

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      As of 5:00 P.M. (Eastern Time) on October 28, 2005 (the "Effective Time"),
each issued and outstanding share of the Corporation's common stock (the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to ONE-EIGHTH (1/8) of a share of common stock (such reduction of shares designated as the "Reverse Stock Split"). The par value of the Corporation's Common Stock following the Reverse Stock Split shall remain $0.01 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation's transfer agent for cancellation, a new certificate or certificates for a number of shares equal to such holder's Pre-Split Common Stock divided by eight, with any fraction resulting from such division rounded down to the nearest whole number (in each case, such fraction, if any, being a "Fractional Share"). No Fractional Shares will be issued for Pre-Split Common Stock in connection with the Reverse Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a Fractional Share shall, in lieu thereof, receive a cash payment equal to (a) the Fractional Share multiplied by (b) the product of
(i) the closing price of the Common Stock as reported on The New York Stock Exchange on the day in which the Effective Time occurs and (ii) eight.

      Pursuant to a Certificate of Designations filed on May 31, 2002, the Board of Directors has designated 300,000 shares of Preferred Stock as Series F Preferred Stock (the "Series F Preferred Stock"). The rights, preferences and limitations granted to and imposed on the Series F Preferred Stock are set forth in the following sections.

            Rights, Preferences and Limitations of Series F Preferred Stock

Section 1. Designation and Amount. The shares of such series shall be designated as "Series F Preferred Stock" (the "Series F Stock"), shall have a par value per share equal to $1.00 and the number of shares constituting such series shall be 300,000. The number of shares of Series F Stock may be increased or decreased by a resolution duly adopted by the Board of Directors, but may not be decreased below the number of shares of Series F Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon conversion of any outstanding securities convertible into Series F Stock.

Section 2.  Dividends and Distributions.

      (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series F Stock with respect to dividends, the holders of shares of Series F Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series F Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment set forth in Section 8 hereof, 1,000 times the aggregate per share

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            amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, $.01 par value per share, of the Corporation (the "Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series F Stock.

      (b) The Corporation shall declare a dividend or distribution on the Series F Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of or a subdivision with respect to Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series F Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

      (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series F Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series F Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series F Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series F Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series F Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series F Stock shall have the following voting rights:


      (a) Subject to the provision for adjustment set forth in Section 8 hereof, each share of Series F Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

      (b) Except as otherwise provided herein or required by applicable law, the holders of shares of Series F Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

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      (c)   Except as set forth herein or required by applicable law, holders of
            Series F Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

      (a) Whenever quarterly dividends or other dividends or distributions payable on the Series F Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series F Stock outstanding shall have been paid in full, the Corporation shall not:

            (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series F Stock;

            (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series F Stock, except dividends paid ratably on the Series F Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series F Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock (A) in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series F Stock or (B) in accordance with subparagraph (iv) of this Section 4(a); or

            (iv) redeem or purchase or otherwise acquire for consideration any shares of Series F Stock, or any shares of stock ranking on a parity with the Series F Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of the outstanding shares of such stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless

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            the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series F Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.  Liquidation, Dissolution or Winding Up.

      (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of Common Stock or any other stock of the Corporation ranking junior (upon liquidation, dissolution or winding up) to the Series F Stock unless, prior thereto, the holders of shares of Series F Stock shall have received $1,000.00 per share plus an amount equal to all accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series F Liquidation Preference"). Following the payment of the full amount of the Series F Liquidation Preference, no additional distributions shall be made to the holders of shares of Series F Stock unless, prior thereto, the holders of shares of Common Stock (which term shall include, for the purposes only of this Section 6, any series of the Corporation's Preferred Stock ranking on a parity with the Common Stock upon liquidation, dissolution or winding up) shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing
            (i) the Series F Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in Section 8 hereof to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock; such number in this clause (ii), as the same may be adjusted from time to time, is hereinafter referred to as the "Adjustment Number"). In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then any remaining assets shall be distributed ratably to the holders of Common Stock. Following the payment of the full amount of the Series F Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series F Stock and Common Stock, respectively, holders of shares of Series F Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of any remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Series F Stock and Common Stock, on a per share basis, respectively.

      (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series F Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series F Stock, then any remaining assets shall be distributed ratably to

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            the holders of the Series F Stock and the holders of such parity stock in proportion to their respective liquidation preferences.

      (c) None of the merger or consolidation of the Corporation into or with any other entity, the sale of all or substantially all of the property and assets of the Corporation or the distribution to the stockholders of the Corporation of all or substantially all of the consideration for such sale, unless such consideration (apart from the assumption of liabilities) or the net proceeds thereof consists substantially entirely of cash, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 6.

      (d) Each share of Series F Stock shall stand on a parity with each other share of Series F Stock or any other series of the same class of Preferred Stock upon voluntary or involuntary liquidation, dissolution or distribution of assets or winding up of the Corporation.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the outstanding shares of Series F Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment set forth in Section 8 hereof) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8. Certain Adjustments. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the amounts set forth in Sections 2(a) and (b), 3(a), 6(a) and 7 hereof with respect to the multiple of (i) cash and non-cash dividends, (ii) votes, (iii) the Series F Liquidation Preference and (iv) an aggregate amount of stock, securities, cash and/or other property referred to in Section 7 hereof, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 9. Ranking. The Series F Stock shall rank pari passu with (or if determined by the Board of Directors in any vote establishing any other series of Preferred Stock, either senior and prior in preference to, or junior and subordinate to, as the case may be) each other series of Preferred Stock of the Corporation with respect to dividends and/or preference upon liquidation, dissolution or winding up, except that the Series F Stock shall rank junior to the Corporation's Series D

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            Participating Convertible Preferred Stock and Series E Participating
            Convertible Preferred Stock.

Section 10. Redemption. The shares of Series F Stock may be purchased by the
            Corporation at such times and on such terms as may be agreed to between the Corporation and the redeeming stockholder, subject to any limitations which may be imposed by law or the Amended and Restated Certificate of Incorporation, as amended from time to time.

Section 11. Amendment. The Amended and Restated Certificate of Incorporation
            of the Corporation, as amended from time to time, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series F Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series F Stock, voting together as a single class.

Section 12. Fractional Shares. Series F Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series F Stock.

                                   ARTICLE V

      Except as provided to the contrary in the provisions establishing a class or series of stock, the amount of the authorized stock of this Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote.

                                   ARTICLE VI

      The election of directors need not be by ballot unless the by-laws shall so require.

                                  ARTICLE VII

      In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal by-laws made by the board of directors as provided for in this Certificate of Incorporation. The affirmative vote of two thirds of the total number of votes of the then outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors, voting together as a single class, excluding shares beneficially owned by a Related Person, shall be required for the adoption, amendment or repeal of by-laws by the stockholders of this Corporation. Subject to the provisions set forth herein, this Corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law.

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                                  ARTICLE VIII

      A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. No amendment or repeal of this ARTICLE VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE IX

      This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses) judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this ARTICLE IX shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this
ARTICLE IX shall not adversely affect any right or protection of a director of officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

                                   ARTICLE X

      The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the bylaws of this Corporation.

                                   ARTICLE XI

      If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

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                                  ARTICLE XII

      (A) Except as set forth in Section (D) of this ARTICLE XII, the affirmative vote of the holders of not less than 85% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required for the approval or authorization of any Business Combination of the Corporation with any Related Person.

      (B) For purposes of this Certificate of Incorporation:

            (1) The term "Business Combination" shall mean

                  (i) any merger or consolidation of the Corporation or any
            direct or indirect majority-owned subsidiary of the Corporation with the Related Person;

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the Related Person, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

                  (iii) any transaction which results in the issuance or
            transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Related Person, except (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Related Person became such, (b) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the Related Person became such, (c) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock, or (d) any issuance or transfer of stock by the Corporation, provided, however, that in no case under (b)-(d) above shall there be an increase in the Related Person's proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

                  (iv) any transaction involving the Corporation or any. direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Related Person, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Related Person; or

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                  (v) any receipt by the Related Person of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses
            (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

            (2) The term "Related Person" shall mean any individual, corporation, partnership, unincorporated association or other person or entity (collectively, a "Person"), subsequent to the Public Offering Time, that together with its affiliates and associates beneficially owns, or during the 3-year period immediately prior to the date on which it is sought to be determined whether such person is a Related Person, owned in the aggregate 5% or more of the outstanding shares of the voting stock of any class of the Corporation, and any affiliate or associate of any such Person; provided, however, that the term "Related Person" shall not include (i) the Corporation or any direct or indirect majority-owned subsidiary of the Corporation, (ii) any Person that together with its affiliates and associates beneficially owned in the aggregate 5% or more of the outstanding shares of the voting stock of any class of the Corporation at the Public Offering Time, any affiliate or associate of such Person or any Person that acquired said shares from any such Person by gift, inheritance or in a transaction in which no consideration was exchanged, or (iii) any Person whose ownership of shares in excess of the 5% limitation set forth in this ARTICLE XII is the result of action taken solely by the Corporation, provided that such Person shall be a Related Person if thereafter he acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is a Related Person, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be beneficially owned by the Person pursuant to this ARTICLE XII but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            (3) The term "substantial part" shall mean assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding capital stock of the Corporation.

            (4) The term "continuing director" shall mean (i) directors who were members of the Board of Directors of the Corporation at the Public Offering Time, and (ii) any other director who was nominated for his or her initial term of office by a majority of the continuing directors in office at the time of such nomination.

            (5) Any Person shall be deemed to be the beneficial owner of any shares of stock of the Corporation

                  (i) that it owns directly, whether or not of record; or

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                  (ii) that it has the right to acquire (whether or not
            immediately exercisable) pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise; or

                  (iii) that are beneficially owned, directly or indirectly
            (including shares deemed to be owned through application of clause
            (ii) above), by an affiliate or associate; or

                  (iv) that are beneficially owned, directly or indirectly, by any other Person (including any shares which such other Person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise) with which the Person whose beneficial ownership is being determined or its affiliates or associates has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation; provided, however, that a Person shall not be deemed the owner of any stock where such Person's right to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons.

            (6) The term "affiliate" shall mean any individual, corporation, partnership or other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A person who is the beneficial owner of 20% or more of the capital stock of the Corporation entitled to vote generally in the election of directors shall be presumed for purposes of this ARTICLE XII to have control of this Corporation in the absence of proof by a preponderance of the evidence to the contrary; provided, however, that a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE XII, as an agent, bank, broker, nominee, custodian or trustee for one or more Persons who do not individually or as a group have control of this Corporation.

            (7) The term "associate" shall mean (i) any corporation or organization (other than this Corporation or a majority-owned subsidiary of this Corporation) of which such Person is an officer, director, trustee, partner or employee or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of this Corporation or of any of its subsidiaries.

            (8) The term "Public Offering Time" shall mean the time of the initial sale of shares of Common Stock of this Corporation pursuant to an initial public offering of such shares registered with the Securities and Exchange Commission, prior to any transfer of beneficial ownership of such shares in such offering but after consummation of any one or more Business Combinations or other corporate reorganizations involving the Corporation and Cabletron Systems, Inc., a New Hampshire corporation, and any other affiliates of the Corporation contemplated to occur prior to the sale of shares in such offering in the registration statement pursuant to which such offering is made.

            (C) The Board of Directors of the Corporation shall have the power to determine for the purposes of this ARTICLE XII, on the basis of information known to the Board of Directors, whether (1) a Person is a Related Person, and (2) a Person is an affiliate or associate of another. Any such determination shall be conclusive and binding for all purposes of this ARTICLE XII.

            (D) The provisions of this ARTICLE XII shall not apply to any Business Combination with any Person if (1) the Board of Directors of the Corporation has approved a binding agreement with such Person with respect to such transaction or has approved the transaction which resulted in the Person's becoming a Related Person, in either case prior to the time such Person became a Related Person and provided that a majority of the members of the Board of Directors voting for the approval of such transaction were continuing directors; or (2) the Business Combination involves solely the Corporation and a subsidiary greater than 50% of whose stock is owned by the Corporation and none of whose stock is beneficially owned by a Related Person (other than beneficial ownership arising solely because of control of the Corporation), provided that in the event the Corporation is not the surviving company of such Business Combination, each stockholder of the Corporation receives the same consideration in such transaction in proportion to his stockholdings, the provisions of ARTICLES VII, VIII, IX, and XI through XV of this Certificate of Incorporation are continued in effect or adopted by such surviving company as part of its corporate charter and the provisions of such charter are not inconsistent with the provisions of such ARTICLES, and the provisions of the Corporation's by-laws are continued in effect or adopted by said surviving company.

                                  ARTICLE XIII

            The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a Business Combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

                  (i) the interests of the Corporation's stockholders;

                  (ii) whether the proposed transaction might violate federal or state laws;

                  (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

                  (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

                                  ARTICLE XIV

      The Board of Directors of the Corporation is authorized from time to time to enact by resolution, without additional authorization by the stockholders of the Corporation, by-laws of the Corporation, in such form and with such additional terms as the Board of Directors may determine, with respect to the matters of corporate proceeding set forth below:

            (a) Regulation of the procedure for submitting nominations of persons to be elected directors, which shall be made only at a meeting of stockholders, including requirements that nominations of persons to be elected directors, other than nominations submitted on behalf of the incumbent Board of Directors (which nominations shall be made by a majority of the continuing directors if there then is a Related Person), be (i) accompanied by a petition in support of such nominations signed by at least that number of holders of shares of capital stock of the Corporation entitled to vote in elections of directors as is specified in such by-law (but not more than one hundred such holders), holding in the aggregate not less than that percentage of the shares of capital stock of the Corporation entitled to vote in elections of directors outstanding as of the date such petition is submitted as is specified in such by-law (but not more than 1%); and (ii) submitted to the corporate secretary or other designated officer or agent of the Corporation that number of days before the meeting of the stockholders at which such election is to be held as is specified in such by-law (but not more than sixty days before such meeting). The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions prescribed by this ARTICLE XIV or any by-law adopted pursuant hereto, and if he so determines, he shall so declare to the meeting, and the defective nomination shall be disregarded.

            (b) Regulation of business to be conducted at meetings of stockholders, including requirements that only such business shall be conducted and only such proposals shall be acted upon as are directed by the Board of Directors (and by a majority of the continuing directors if there then is a Related Person) or as are made by a stockholder who has submitted notice thereof to the corporate secretary or other designated officer or agent of the Corporation that number of days before the meeting of stockholders at which such proposal is to be made as is specified in such by-law (but not more than sixty days before such meeting) setting forth such proposal, the reasons therefor, the identity of the stockholder or stockholders making such proposal, the number of shares of capital stock which are beneficially owned by them and any financial interest of such stockholders in such proposal as specified in such by-law. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that proposed business or a proposal was not made in accordance with the provisions prescribed by this
      ARTICLE XIV or any by-law adopted pursuant hereto, and if he so determines, he shall so declare to the meeting, and any such business shall not be transacted or any such proposal shall be disregarded.

            (c) Regulation of the order of business and conduct of stockholder meetings and the authority of the presiding officer and of the attendance at annual or special meetings of the stockholders of the Corporation, including the limitation of attendance through a ticket procedure pursuant to which persons who wish to attend such meetings would be required to provide written notice to the corporate secretary or other designated officer or agent of the Corporation that number of days prior to the date of such meeting specified in such by-law (but not more than thirty days before such meeting) of their intent to attend in person, and the corporate secretary or other designated officer or agent of the Corporation would issue a single admission ticket to each holder of shares of the stock of the Corporation entitled to vote at such meeting and to such other persons as the Board of Directors may direct, and admission to such meeting would be limited to holders of such tickets and officers and directors of, counsel to, and the auditors of, the Corporation and, to the extent authorized by the Board of Directors, the presiding officer at such meeting, employees or other agents of the Corporation. Application of any such by-law, if adopted, in any particular case would be permitted to be waived by the presiding officer at such meeting.

      In the event that any such by-law is adopted pursuant to this ARTICLE XIV, such by-law may only be amended or repealed upon the affirmative vote of the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, excluding shares beneficially owned by a Related Person, at any regular or special meeting of the stockholders, but only if notice of the proposed amendment or repeal was contained in the notice of such meeting.

                                   ARTICLE XV

      Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of ARTICLES VII, VIII, IX, XI, XII, XIII, XIV, and this ARTICLE XV.

      IN WITNESS WHEREOF, Enterasys Networks, Inc. has caused this certificate to be signed by Gerald M. Haines II, its Executive Vice President and Secretary, this __ day of ____, 200_.

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